EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-114299) on Form S-3 and related Prospectus of Chindex International, Inc. for the registration of 1,925,104 shares of its common stock and 425,104 warrants to purchase common stock.

We also consent to the incorporation by reference therein of our report dated June 15, 2004, with respect to the consolidated financial statements and schedule of Chindex International, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.


McLean, Virginia
September 30, 2005


                                          /s/ Ernst & Young LLP